Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement” or “Agreement”) is made and entered into as of the 1st day of September 2012 (the “Execution Date”), by and between Consorteum Holdings Inc., a Nevada corporation (the “Company”), and Craig Fielding, an individual (“Executive”). N-Viro

W I T N E S S E T H:

WHEREAS, the Company owns, operates and licenses and solutions in the payment services industry, together with all other activities of the Company, as conducted at or prior to the termination of this Employment Agreement, and any future activities reasonably related thereto that are contemplated by the Company at the termination of this Employment Agreement identified in writing by the Company to Executive at the date of such termination, are hereinafter collectively referred to as the “Business Activities”);

WHEREAS, the Company and Executive have agreed that Executive shall perform the duties of Chief Operating Officer of the company, subject to the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1. Employment. During the Employment Period (as hereinafter defined), the Company shall employ Executive, and Executive shall accept employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

Section 2. Capacity and Duties. Executive shall be employed in the capacity of Chief Executive Officer of the Company and shall have such other duties, responsibilities and authorities as are assigned to him by the Board of Directors of the Company (the “Board”). Subject to the control and general directions of the Board and except as otherwise herein provided, Executive shall devote all necessary business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries and affiliates and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Employment Agreement. Executive's duties shall include the ongoing management and oversight of the general business affairs and operations of the Company and its subsidiaries and affiliates and shall include, but not be limited to, routine operations, matters relating to research and development, technical direction, national and international sales and/or licensing, national policy and governmental regulations, legal matters, and industry relations including those relating to water and the environment. It is expressly understood that Executive also is and/or may become engaged in other limited business activities not involving the Company. Any such independent activity shall be disclosed to the Audit Committee of the Company’s Board in advance, and any such other business activities shall not unreasonably interfere with Executive's performance of his obligations under this Employment Agreement.

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Section 3. Term of Employment. The term of employment of Executive by the Company pursuant to this Employment Agreement, which supersedes any prior agreement between Company and Executive, shall be for the period (the "Employment Period") commencing on September 1, 2012 (the “Commencement Date”) and ending on December 31, 2016 or later date that Executive's employment is extended in accordance with the provisions of this Employment Agreement (the “Termination Date”). So long as Executive is in full compliance with all of the terms and conditions of this Employment Agreement, Executive is not in default under or in breach of any of the covenants, agreements, representations or warranties set forth in this Employment Agreement and neither Executive nor the Company has delivered a Notice of Termination (as hereinafter defined) to the other at least ninety (90) days prior to expiration of the then-current Employment Period that the Employment Period shall not be extended, then this Employment Agreement and the Employment Period shall automatically be extended for additional successive one (1) year periods.

Section 4. Place of Employment. Executive's principal place of work shall be deemed to be at the principal offices of the Company in the Toronto, Ontario, area or such other locations as may be reasonably designated by the Board or assigned by management; provided, however, that the Board may not require that Executive permanently relocate to a place that is more than 100 miles from Toronto measured as the radius in any direction from the Toronto center. The Company and Executive acknowledge that Executive's principal place of work is consistent with the extensive national and international business travel which may be required of Executive in connection with the performance of his duties, responsibilities and authorities under this Agreement.

Section 5. Compensation. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and, except as otherwise provided in Sections 9 or 10, as the case may be, as compensation for all services to be rendered by Executive under this Employment Agreement, the Company shall pay to or provide Executive with the following:

5.01 Base Salary. The Company shall pay to Executive a base annual salary (the “Base Salary”) at the rate of at least Two Hundred Forty Thousand Dollars ($240,000) per year, payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company. At least once each year on or before each January 1 during the Employment Period, Executive's Base Salary shall be reviewed by the Board and, at the discretion of the Board, may be increased to an amount determined in good faith based upon a complete review of Executive's performance under this Employment Agreement during the prior year and the growth and profitability of the Company and Executive’s contributions thereto, which review shall be communicated in writing to Executive.

5.02 Cash Bonus. At the sole and exclusive discretion of the Board, the Company agrees to pay to Executive an quarterly cash bonus (the “Cash Bonus”) per quarter in good faith by the Board based upon a complete review of Executive's performance under this Employment Agreement during the current calendar year and the growth and profitability of the Company and Executive's contribution thereto. Any Cash Bonus payable to Executive pursuant to this Section 5.02 shall be payable, if at all, on or before January 31, of each year during the Employment Period immediately following the prior calendar year then ended, based upon Executive’s performance for the immediate prior calendar year.

5.03 Stock Option Grant. The Company hereby grants to the Executive ten-year stock options to purchase 5 million (5,000,000) shares of its common stock which shall vest in equal installments on the Execution Date and on each successive anniversary of this Employment Agreement; provided, however, that all remaining options shall vest immediately upon the termination with cause of this Employment Agreement by Executive under Section 10A hereof. The exercise price of these options shall be the “fair market value” as defined in the Company’s 2012 Plan, and are intended to be Incentive Stock Options or “ISOs” as further defined by the Company 2012 Plan. Such options are being granted under, and are otherwise subject to the terms and conditions of the Company’s 2012 Stock Option Plan as amended (the “Company 2012 Plan”). The Executive acknowledges that the Company has delivered a copy of the Company 2012 Plan to him. In addition, the Company shall issue 3 million shares of its Series A Preferred Stock, par value $0.001 and 2 million shares of its Series B Preferred Stock, par value $0.001 to Executive as part of his signing bonus.

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5.04 Accrued Pension the company shall provide a retroactive pension and compensation retirement plan for the executive. The executive shall have vested 1 year of accrued time on the date of the execution of this contract. The company further agrees to pay into the pension fund all deficiencies in interest and principal payments so as to bring executive current over the vesting period.

5.05 Incentive Compensation: The Company shall pay Executive, during the Term of this Agreement, an annual performance/incentive bonus which shall be calculated as follows:

Fiscal Year
Revenue	Bonus
$0 – 2,000,000	Five Percent (5%) of Base Salary
$2,000,001 to $5,000,000	Fifteen Percent (15%) of Base Salary
$5,000,001 to $10,000,000	Thirty Percent (30%) of Base Salary
In excess of $10,000,001	Fifty Percent (50%) of Base Salary
Sale of Company	Two Percent of the Purchase Price
Capital Raised	Three Percent of all Capital Raised

5.06 Benefits. In addition to the foregoing, the Executive shall be entitled to the following benefits during the term of this Agreement:

(i)	Executive shall be entitled to (A) 21 vacation days per calendar year, as well as sick days and paid holidays not to exceed an additional ten (10) days per year, all of which will be determined to the extent possible by agreement with the Company; (B) non-contributory health insurance for himself and his spouse and dependent children that will provide coverage for major medical, hospitalization expenses and dental subject to a co-payment; (C) such other benefits as may be adopted from time to time by the management of the Company.

5.07 Working Facilities and Expenses. Executive shall be furnished with an office at the principal executive offices of the Company, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder The Company hereby agrees to advance expenses to Employee, subject to the provisions of this Section all of the costs of Employee’s maintaining an office and residence in Toronto, which costs are currently estimated to be approximately $5,000 per month. The Company shall promptly advance the Employee for all of Employee’s reasonable expenses incurred while employed, and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee’s full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company’s policies arid procedures and the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations as are in effect from time to time.

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5.08 Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, disability, and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.

Section 6 . Policies. Executive shall institute and comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company.

Section 7. Review of Performance. The Board shall periodically review and evaluate the performance of Executive under this Employment Agreement with Executive.

Section 8. Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder; provided, however, Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”), as a condition precedent to such reimbursement. Executive will also follow all established guidelines relating to reimbursement of expenses as may be promulgated by the Board.

Section 9. Termination with Cause by the Company. This Employment Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall (i) give Executive the Notice of Termination and (ii) pay Executive his annual base salary through the Termination Date at the rate in effect at the time the Notice of Termination is given plus any bonus or incentive compensation which have been earned or have become payable pursuant to the terms of this Employment Agreement or any compensation or benefit plan as of the Termination Date, but which have not yet been paid. In addition, Executive shall have the right to exercise all options that have vested through and including the Termination Date.

Section 10. Termination without Cause by the Company or by Executive. This Employment Agreement may be terminated by (i) the Company by reason of the death or Disability (as hereinafter defined) of Executive, (ii) the Company by giving Executive the Notice of Termination, (iii)  Executive after giving the Company the Notice of Termination at least thirty (30) days prior to such termination. In the event of termination of this Employment Agreement under this Section 10, the Company shall pay Executive his Base Salary through the Termination Date at the rate in effect at the time the Notice of Termination is given plus any bonus or incentive compensation which are due or have become payable pursuant to the terms of this Employment Agreement or any compensation or benefit plan as of the Termination Date, but which have not yet been paid. In addition, Executive shall have the right to exercise all options that have vested through and including the Termination Date. In the event of termination of this Employment Agreement under this Section 10 by the Company (other than by reason of the death or Disability of Executive) and such termination is on or prior to the Termination Date that would be in effect if such employment had not been terminated under this Section 10, the Company shall pay to Executive, in addition to the other benefits specifically provided for in this Section, his Base Salary for the period between the Termination Date and the natural expiration of this Employment Agreement or the expiration of any extension period thereof in effect as of the Termination Date. In addition, Executive shall have the right to exercise all options that have vested through and including the Termination Date. This Section 10 shall not be interpreted so as to limit any benefits to which Executive, as a terminated Executive of the Company, or his family may be entitled under the Company's life insurance, medical, hospitalization or disability plans following the Termination Date or under applicable law.

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Section 10A. Termination with Cause by Executive. Executive may elect, by written Notice of Termination to the Company, said Notice to be effective immediately upon receipt by the Company, to terminate his employment hereunder if:

(1) The Company sells all or substantially all of its assets;

(2) The Company merges or consolidates with, or undergoes a share exchange or other form of recapitalization with another business entity in a transaction immediately following which the holders of all of the outstanding shares of the voting capital stock of the Company own less than a majority of the outstanding shares of the voting capital stock of the resulting entity (whether or not the resulting entity is the Company);

(3) More than Fifty (50%) percent of the outstanding shares of the voting capital stock of the Company are acquired by a person or group (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended), which person or group includes neither Executive nor the holders of the majority of the outstanding shares of the voting capital stock of the Company on the date hereof;

(4) The Company assigns to Executive duties which would require him, as a practical matter, to permanently relocate to a place that is more than 100 miles from Atlanta measured as the radius in any direction from the Atlanta center ;

(5) The Company shall have engaged in a material breach of this Agreement which for this purpose is defined as the occurrence of one or more of the following events without Executive’s prior written consent:

(i) Executive is otherwise removed from the position(s) provided for in this Agreement, for any reason other than the legal termination of his employment;
(ii) Executive is assigned any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with Executive’s position;
(iii) Executive suffers a reduction in the authority, duties or responsibilities associated with his position, on the basis of which he makes a determination in good faith that he can no longer carry out such position in the manner contemplated at the time this Agreement was entered into;

(iv) Executive’s Base Salary is decreased by the Company, or his benefits or opportunities under any Executive benefit or incentive plan or program of the Company or any other material benefit specifically promised to Executive herein is or are materially reduced unless such benefit, plan, or program (but excluding Annual Base Salary) is reduced or eliminated for all eligible Executives of the Company on an equal basis;

(v) the Company fails to pay Executive any payments under any bonus or incentive plans when such payments are due or issue shares to Executive upon his exercise of his options under the 2012 Plan;

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(vi) the Company fails to reimburse Executive for business expenses in accordance with the Company’s policies, procedures or practices;

(vii) the Company fails to agree to or actually indemnify Executive for his actions and/or inactions, as either an Executive, director or officer of the Company, to the fullest extent permitted by applicable law;

(viii) the Company fails to obtain a written agreement satisfactory to the Executive from any successor or assignee of the Company to assume and perform this Agreement;

(ix) the Company’s breach or failure to perform any of the indemnification obligations described in Section 13 of this Agreement including the failure to reimburse Executive promptly for his expenses and the failure to maintain directors’ and officers’ liability insurance; or

(x) the Company purports to terminate the Executive’s employment for cause and such purported termination of employment is not effected in accordance with the procedures required by this Agreement, and for purposes of this Agreement, such purported termination of employment shall be invalid and of no force and effect.

(6) If Executive elects to terminate his employment hereunder pursuant to this Section 10A, (1) the Company shall continue to pay to Executive his base salary as provided in Section 5.01 hereof through the end of the Term or any extensions thereof; (2) the Company shall pay to Executive the Bonus specified in Section 5.02 hereof; (3) the Company shall continue to provide to Executive through the end of the Term the benefits provided at the Execution Date of this Employment Agreement as amended or supplemented by the Board through the date of termination ; and (4) all of the options granted to Executive under Section 5.03 hereof to purchase shares of the common stock of the Company shall vest immediately.

(7) No Mitigation. In the event of the termination of this Employment Agreement by Executive as a result of a material breach by the Company of any of its obligations hereunder, or in the event of the termination of Executive’s employment by the Company in breach of this Employment Agreement, Executive shall not be required to seek other employment in order to mitigate his damages hereunder.

Section 11. Definitions. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section 11 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:

11.01 “ Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive’s ability to substantially perform his duties under this Employment Agreement as an Executive with or without reasonable accommodation and as a result of which he shall have been absent from his duties with the Company on a full-time basis for three (3) consecutive months.

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11.02 A termination with “Cause” shall mean a termination of this Employment Agreement by reason of (a) a good faith determination by the Board that Executive (i) failed to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties and Executive has failed to substantially perform as requested within a reasonable time, (ii) has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise, (iii) is found guilty of fraud, dishonesty or other acts of gross misconduct or misfeasance in the performance of his duties under this Employment Agreement by a court of competent jurisdiction whose decision is final and non-appealable (provided, however, that Executive's Base Salary shall continue to be paid until such decision is final and non-appealable), (iv) is found to be under the influence of illegal drugs or other similar substance while performing his duties under this Employment Agreement or (v) is convicted of a felony (provided, however, that Executive's Base Salary shall continue to be paid until such conviction is final and non-appealable). No act, or failure to act, on Executive's part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company. Not less than ten (10) business days before the Board’s consideration and adoption of a resolution determining that Executive engaged in conduct specified in the first sentence of this Section 11.02, Executive may, by written notice to the Board, cause the matter of the termination of his employment by the Company to be discussed at the next regularly scheduled meeting of the Board or at a special meeting of the Board. The Board shall give Executive sufficient written notice of its intention to schedule a meeting to discuss such termination so as to permit Executive time to prepare for said meeting. Executive shall be entitled to be present and to be represented by counsel at such meeting which shall be conducted according to a procedure deemed equitable by a majority of the directors present. If, at the conclusion of such meeting, it shall be determined by a majority of the entire membership of the Board (exclusive of Executive) that Executive engaged in conduct specified in the first sentence of Section 11.02, then the Board shall deliver the resolution specified in the next succeeding sentence. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated with Cause unless there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (exclusive of Executive) at a meeting of the Board called at least in part for that purpose finding that in the good faith opinion of the Board, Executive engaged in conduct in the manner or of the type set forth above in the first sentence of this Section 11.02 and specifying the particulars thereof in detail.

11.03 Notice of Termination. “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 3 of this Employment Agreement.

Section 12. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as a result of a contest or dispute over Executive's termination of employment if such contest or dispute is resolved in Executive's favor.

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Section 13. Indemnification. (a) In addition to any rights of Executive under the Company’s certificate of incorporation and by-laws, any agreement, or any applicable State law, the Company hereby agrees to hold harmless and indemnify Executive:

(i) Against any and all expenses (including attorney’s fees and costs), judgments, fines and amounts paid in settlement actually and reasonable incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the name of Company) to which Executive is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was or at any time becomes a director, officer, Executive, consultant, or agent of the Company, or is or was serving or at any time serves at the request of the Company as a Director, officer, Executive, consultant, partner, trustee or agent regardless of his subsequent title or position at another corporation, partnership, joint venture, trust or other enterprise;

(ii) Otherwise to the fullest extent as may be provided to Executive by the Company under the by-laws of the Company and Nevada General Corporation Law (“GCL”).

(b) No indemnity pursuant to this Section 13 shall be paid by Company:

(i) In respect to remuneration paid to Executive if it shall be determined by a final judgment or other final adjudication which is non appealable that such remuneration was in violation of law;

(ii) On account of conduct which is finally adjudged and non-appealable to have been willful misconduct by Executive; and

(iii) If a final decision by a Court having jurisdiction in the matter shall determine that such indemnification to Executive is not lawful, and such decision is non-appealable.

(c) All agreements and obligations of the Company contained herein shall continue during the period Executive is a director, Executive, officer, consultant or agent of Company (or is or was serving at the request of the Company as a director, officer, Executive, partner, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, or investigative, by reason of the fact that Executive was an officer or director of Company or serving in any other capacity referred to herein.

(d) The Company shall not be liable to indemnify Executive under this Employment Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner, which would impose any penalty or limitation on Executive without Executive’s written consent or contain as part of the settlement any statement, description or assertion of wrongdoing by Executive. Neither the Company nor Executive will unreasonably withhold their consent to any proposed settlement.

(e) The Company will pay all Executive fees, costs and expenses incurred under, or related to, Executive’s indemnification under this Section 13, including all legal and accounting bills, immediately upon the presentment of bills for such expenses. Executive agrees that Executive will reimburse Company for all reasonable expenses paid by Company in defending any civil or criminal action, suit or proceeding against Executive in the event and only to the extent that it shall be ultimately determined without right of further appeal that Executive is not entitled to be indemnified by Company for such expenses. This Employment Agreement shall not affect any rights of Executive against Company, any insurer, or any other person to seek indemnification or contribution.

(f) If Company fails to pay any expenses (including without limiting the generality of the foregoing, legal fees and expenses incurred in defending any action, suit or proceeding), Executive shall be entitled to institute suit against Company to compel such payment and Company shall pay Executive all costs and legal fees incurred in enforcing such right to prompt payment.

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(g) To the extent allowable under Nevada law, the burden of proof with respect to any proceeding or determination with respect to Executive’s entitlement to indemnification under this Employment Agreement shall be on Company.

(h) If any provision of this Section 13 shall be determined as conflicting with any provision of (1) Company’s certificate of incorporation and by-laws, (2) Nevada law, or (3) the provisions of any other agreement between the parties as to indemnification, and such other document or law would provide Executive with greater rights to benefits of indemnification, then such other document or law shall prevail; it being the intention of the parties hereto to provide maximum indemnification to Executive. Otherwise, unless prohibited by law, any document or law which affords Executive with greater rights of indemnification by Company than do the provisions of this Employment Agreement shall have superiority over the provisions of this Employment Agreement.

(i) In support of its obligations hereunder, the Company agrees to maintain a director’s and officer’s liability and other insurance policies covering the Executive and further agrees that these policies shall be maintained both during and after the end of the Term of employment so as to provide as broad and as complete coverage as is reasonably available in relation both to the Executive’s position during the Term of Employment and to any claims arising thereafter but related to said Term of Employment.

Section 14. Notices. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

Section 15. Life Insurance. The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Executive, in such amounts and in such form or forms as the Company may determine. Executive shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive hereby represents that to his knowledge he is in good physical and mental condition and is not under the influence of illegal drugs or similar substance.

Section 16. Proprietary Information and Inventions. Executive understands and acknowledges that:

16.01 Trust. Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its subsidiaries and affiliates (collectively, the “Group”) or applicable to the business of any licensee, vendor or customer of any of the Group, which may be made known to Executive by the Group or by any licensee, vendor or customer of any of the Group or learned by Executive during the Employment Period.

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16.02 Proprietary Information. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to by Executive during the period of or arising out of his employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called “Proprietary Information”, which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, patents, inventions, discoveries, processes, procedures, formulae, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Employment Agreement to the contrary, the term “Proprietary Information” shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Executive, (iii) information which Executive can demonstrate was in Executive’s possession at the time of disclosure and was not acquired by Executive directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Executive on a non-confidential basis from a source other than any of the Group and which source, to the best of Executive’s knowledge, did not acquire the information on a confidential basis, or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Executive assigns to the Company any rights Executive may have or acquire in such Proprietary Information. At all times, both during Executive's employment by the Company and after its termination, Executive shall keep in strictest confidence and trust all Proprietary Information, and Executive shall not use or disclose any Proprietary Information without the written consent of the Group, except as may be necessary in the ordinary course of performing Executive's duties as an Executive of the Company. Notwithstanding the foregoing, Executive agrees that all Proprietary Information shall be kept in confidence by Executive for a period of at least three (3) years after the Termination Date of this Employment Agreement.

Section 17. Inventions. Any and all inventions, conceptions, processes, discoveries, improvements, patent rights, letter patents, programs, copyrights, trademarks, trade names and applications therefore relating to technology used by the Company to treat and recycle wastewater sludge and other bio-organic wastes, utilizing certain alkaline and mineral by-products produced by cement, lime, electric utilities and other industries, in the United States and other countries, and any and all rights and interest in, to and under the same, that are conceived, made, acquired, or possessed by Executive, alone or with other Executives, during the term of this Employment Agreement shall become the exclusive property of the Company and shall at all times and for all purposes be regarded as acquired and held by Executive in a fiduciary capacity for the sole benefit of the Company, and the Executive hereby assigns and agrees to assign the same to the Company without further compensation. Executive agrees that, upon request, he will promptly make all disclosures, execute all applications, assignments or other instruments and perform all acts whatsoever necessary or desired by the Company to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights and interests created or contemplated by this Section.

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Section 18. Surrender of Documents. Executive shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group.

Section 19. Prior Employment Agreements. Executive represents and warrants that Executive's performance of all the terms of this Employment Agreement and as an Executive of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Executive entering into, or carrying out his obligations under, this Employment Agreement.

Section 20. Restrictive Covenant. Except as provided herein and/or as agreed by the Board of the Company, Executive acknowledges and recognizes Executive’s possession of Proprietary Information and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the covenants and conditions contained herein Executive shall not, during the Employment Period, (i) directly or indirectly engage in any new Business Activities that do not involve the Company that relate to the treatment of mobile gaming, whether such engagement shall be as an employer, officer, director, owner, Executive, consultant, stockholder, partner or other participant, (ii) assist others in engaging in any Business Activities in the manner described in the foregoing clause (i), or (iii) induce Executives of the Company to terminate their employment with the Company or engage in any Business Activities in the world. Executive shall not for a period of one (1) year following the termination of this Agreement, for any customer and/or active potential customer of the Company that was such a customer or potential customer as of the date of termination, attempt to contact or solicit said customer or potential customer to provide like services and/or performance as had been or was proposed to be provided by the Company.

Section 21. Remedies. The parties hereto acknowledge and agree that the a remedy at law for a breach or a threatened breach of the provisions of Sections 16, 17, 18 and 20 herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach of any of such provisions, it is agreed that the parties shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

Section 22. Successive Employment Notice. In the event this Employment Agreement is terminated by Executive pursuant to Section 10, within five (5) business days after the Termination Date, Executive shall provide notice to the Company of Executive’s next intended employment. If such employment is not known by Executive at such date, Executive shall notify the Company immediately upon determination of such information. Executive shall continue to provide the Company with notice of Executive’s place and nature of employment and any change in place or nature of employment during the period ending one (1) year after the Termination Date.

Section 23. Successors. This Employment Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The Company’s failure to obtain said assumption shall be a breach of this Employment Agreement under Section 10A hereof. As used in this Employment Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Employment Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 23, by operation of law or otherwise.

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Section 24. Binding Effect. This Employment Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Executive's estate.

Section 25. Modification and Waiver. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 26. Headings. Headings used in this Employment Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 27. Waiver of Breach. The waiver of either the Company or Executive of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Executive. Any such waiver must be in writing signed by the party against whom the waiver is sought to be enforced or asserted.

Section 28. Amendments. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

Section 29. Severability. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

Section 30. Governing Law; Arbitration.

(a) Governing Law. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Nevada.

(b) Arbitration. (1) Any unresolved controversy or claim arising out of, in connection with, under or relating to this Employment Agreement, shall be submitted to arbitration (the “Arbitration”) before the American Arbitration Association (“AAA”) using the Commercial Arbitration Rules then in effect. The Arbitration shall be conducted by one (1) arbitrator mutually agreed upon by the parties. The arbitration shall take place in Toronto, Ontario. Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. Both parties agree and consent to the personal jurisdiction of the United States District Court for the Northern District of Nevada, or the State Courts of the State of Nevada, for all purposes relating to the arbitration including any equitable relief, and the entry of judgment upon, and enforcement of, any award.

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(b)(2) There shall be limited discovery prior to the Arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses and (iii) such other depositions as may be allowed by the arbitrator only upon a showing of good cause. Depositions shall be conducted in accordance with the Federal Rules of Civil Procedure.

(b)(3) A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator. The arbitrator shall have no power and authority to award punitive, exemplary, incidental and consequential (including without limitation lost profits) damages in favor of one party against the other party in the Arbitration. Each party shall bear its own legal costs and expenses in connection with the Arbitration; provided, however, that the arbitrator shall make an award of legal fees, and all other costs and expenses of the Arbitration to the prevailing party as part of any Arbitration award including therein (i) the filing fees for the Arbitration and (ii) the stenographic costs of transcription. The arbitrator’s fees shall be divided equally between the parties.

Section 31. Counterparts. This Employment Agreement may be executed in more than one (1) counterpart and each counterpart shall be considered an original.

Section 32. Survival. The provisions of Sections 10, 10A, 12, 13, 16 and 30 herein shall survive termination of this Employment Agreement for any reason.

Section 33. Sections. Unless the context requires a different meaning, all references to "Sections" in this Agreement shall mean the Section of this Agreement.

Section 34. Publicity. Press releases and other publicity materials relating to the transactions contemplated by this Employment Agreement shall be released by the parties hereto only after review and with the consent of the other party; provided, however, that if legal counsel for the Company advises the Company that disclosure of this Employment Agreement is required under applicable federal or state securities laws, then the Company shall be permitted to make such disclosure in the form recommended by such legal counsel without the prior consent of Executive.

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Executive as of the date first above written.

Consorteum Holdings Inc.

By /s/Patrick Shuster

Its Chief Operating Officer

/s/Craig A. Fielding

Craig Fielding

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Executive Employment Agreement between

Consorteum Holdings Inc. (the Company)

And Craig Fielding (Executive)

Exhibit A

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made this 1st day of September 2012 by and between Consorteum Holdings Inc., a Nevada corporation, (the "Company") and Craig Fielding (the "Indemnitee").

RECITALS

A. The Indemnitee has been requested to serve, or is presently serving, as a Director and/or an Officer of the Company. The Company desires the Indemnitee to serve or to continue to serve in such capacity. The Company believes that the Indemnitee's undertaking or continued undertaking of such responsibilities is important to the Company and that the protection afforded by this Agreement will enhance the Indemnitee's ability to discharge such responsibilities under existing circumstances. The Indemnitee is willing, subject to certain conditions including without limitation the execution and performance of this Agreement by the Company and the Company's agreement to provide the Indemnitee at all times the broadest and most favorable (to Indemnitee) indemnification permitted by applicable law (whether by legislative action or judicial decision), to serve or to continue to serve in that capacity.

B. In addition to the indemnification to which the Indemnitee is entitled under the Composite Certificate of Incorporation of the Company (the "Certificate") or the By-laws, as amended, of the Company (the "By-laws"), the Company has/will purchased and maintains insurance protecting its officers and directors and certain other persons (including the Indemnitee) against certain losses arising out of actual or threatened actions, suits or proceedings to which such persons may be made or threatened to be made parties ("D&O Insurance").

NOW, THEREFORE, for and in consideration of the premises, the mutual promises hereinafter set forth, the reliance of the Indemnitee hereon in continuing to serve the Company in his present capacity and in undertaking to serve the Company in any additional capacity or capacities, the Company and the Indemnitee agree as follows:

1. Indemnification - General. The Company shall indemnify and advance Expenses (as hereinafter defined) to Indemnitee to the fullest extent, and only to the extent, permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement. Although there can be no assurance as to the continuation or renewal of the D&O Insurance or that any such D&O Insurance will provide coverage for losses to which the Indemnitee may be exposed, the Company will use commercially reasonable efforts, taking into consideration availability of D&O Insurance in the marketplace, to continue D&O Insurance in effect at current levels for the duration of Indemnitee's service and for six (6) years thereafter.

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2. Proceedings Other than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the indemnification rights provided in this Section 2 if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to, or otherwise incurs Expenses in connection with, any threatened, pending or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 2, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

3. Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the indemnification rights provided in this Section 3, if, by reason of his Corporate Status, he is, or is threatened to be made, a party to, or otherwise incurs Expenses in connection with, any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification against Expenses shall nevertheless be made by the Company despite such adjudication of liability, if and only to the extent that the Courts of the State of Nevada, or the court in which such Proceeding shall have been brought or is pending, shall determine.

4. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For the purposes of this Section 4 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

5. Contribution. In the event that the indemnity contained in Sections 2, 3 or 4 of this Agreement is unavailable or insufficient to hold Indemnitee harmless in a Proceeding described therein, then in accordance with the non-exclusivity provisions of the Nevada Revised Statutes and General Corporation Law and the Certificate and By-laws, and separate from and in addition to, the indemnity provided elsewhere herein, the Company shall contribute to Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such Proceeding or any claim, issue or matter therein, in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company on the one hand and Indemnitee on the other in the acts, transactions or matters to which the Proceeding relates and other equitable considerations.

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6. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The determination of Indemnitee's entitlement to indemnification shall be made not later than 90 days after receipt by the Company of the written request for indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Indemnitee's entitlement to indemnification under any of Sections 2, 3, 4 and 5 of this Agreement shall be determined in the specific case: (i) by the Board of Directors by a majority vote of a quorum of the Board consisting of Disinterested Directors (as hereinafter defined); (ii) by Independent Counsel (as hereinafter defined), in a written opinion if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs; or (iii) by the stockholders of the Company. If, with regard to Section 5 of this Agreement, such a determination is not permitted by law or if a quorum of Disinterested Directors so directs, such determination shall be made by the proper Court of the State of Nevada or the court in which the Proceeding giving rise to the claim for indemnification is brought.

(c) In the event that the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) of this Agreement, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. Indemnitee may, within 7 days after receipt of such written notice of selection shall have been given, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected shall be disqualified from acting as such. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) of this Agreement, no Independent Counsel shall have been selected, or if selected shall have been objected to, in accordance with this Section 6(c), either the Company or Indemnitee may petition the Court of the State of Nevada for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person so appointed shall act as Independent Counsel under Section 6(b) of this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

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7. Advancement of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within 20 days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Indemnitee shall, and hereby undertakes to, repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

8. Presumptions and Effect of Certain Proceedings. The termination of any proceeding described in any of Sections 2, 3 or 4 of this Agreement, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

9. Term of Agreement. All agreements and obligations of the Company contained herein shall commence as of the time the Indemnitee commenced to serve as a director, officer, employee or agent of the Company (or commenced to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue for so long as Indemnitee shall so serve or shall be, or could become, subject to any possible Proceeding in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder.

10. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission to notify the Company will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof:

(a) The Company will be entitled to participate therein at its own expense.

(b) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election so to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such Proceeding but the fees and Expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, or (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such Proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and Expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above.

(c) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding or claim affected without its written consent. The Company shall not settle any Proceeding or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Company nor Indemnitee will unreasonably withhold their consent to any proposed settlement.

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11. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director and/or officer of the Company, and acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve in such capacity.

(b) In the event Indemnitee is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse Indemnitee for all of Indemnitee's reasonable fees and Expenses in bringing and pursuing such action.

12. Non-Exclusivity of Rights. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate, the By-laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise.

13. Definitions.

For purposes of this Agreement:

(a) "Corporate Status" describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

(b) "Disinterested Director" means a director of the Company who is not and was not at any time a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c) "Expenses" shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or Expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend or investigating a Proceeding.

(d) "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

(e) "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative.

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14. Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

15. Governing Law; Binding Effect; Amendment and Termination.

(a) THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, EXCLUDING ANY CONFLICT-OF- LAW RULE OR PRINCIPLE THAT MIGHT REFER TO THE LAWS OF ANOTHER STATE OR COUNTRY.

(b) This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.

(c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing by the parties.

The parties have executed this Agreement as of the day and year first above written.

Consorteum Holdings Inc.

By: /s/ Patrick Shuster

Director

/s/ Craig Fielding

Indemnitee

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